Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Robin Easton
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Higher First Quarter Revenues and Earnings

April 29, 2014, Bellevue, Washington – “PACCAR reported higher revenues and net income for the first quarter of 2014,” said Ron Armstrong, chief executive officer. “PACCAR’s truck segment results improved compared to last year reflecting the benefits of stronger industry truck sales in North America. PACCAR also generated good aftermarket sales and financial services results. I am very proud of our 21,700 employees who have delivered industry leading products and services to our customers worldwide.”

PACCAR earned $273.9 million ($.77 per diluted share) for the first quarter of 2014 compared to $236.1 million ($.67 per diluted share) in the first quarter last year. First quarter 2014 net sales and financial services revenues were $4.38 billion compared to $3.92 billion reported for the first quarter of 2013.

“PACCAR’s strong balance sheet and positive cash flow have enabled the company to invest over $2.2 billion in new products and services in the last three years. PACCAR began production of its new vocational Kenworth T880 and Peterbilt Model 567 trucks in late 2013. These new vehicles expand PACCAR’s offering in the construction, utility and refuse markets and complement the Kenworth T680 and Peterbilt Model 579 on-highway trucks. PACCAR’s range of fuel-efficient engines has also expanded with the launch of the PACCAR MX-11 engine in Europe. These new products will contribute to the company’s long-term growth,” added Armstrong.

New Kenworth T880 and Peterbilt Model 567

Highlights – First Quarter 2014

Highlights of PACCAR’s financial results during the first quarter of 2014 include:

•	Consolidated net sales and revenues of $4.38 billion.

•	Net income of $273.9 million.

•	Cash generated from operations of $285.7 million.

•	Financial Services pretax income of $85.5 million.

•	Research and development expenses of $52.7 million.

•	Capital investments of $54.6 million.

•	Manufacturing cash and marketable securities of $2.46 billion.

•	Record shareholders’ equity of $6.86 billion.

Global Truck Markets

DAF is a leader in the European tractor market and is also the overall market share leader in the United Kingdom, the Netherlands, Poland, the Czech Republic and Hungary. “Our customers recognize DAF’s excellent product quality, low operating costs and strong resale value,” said Harrie Schippers, DAF president. “The launch of the new DAF XF, CF and LF Euro 6 vehicles strengthens DAF’s position as the leading provider of integrated transport solutions. Industry truck sales above 16-tonnes in Europe were 241,000 units in 2013. It is estimated that industry sales in the above 16-tonne truck market in Europe this year will be in the range of 200,000-230,000 units.”

New DAF LF, CF and XF Euro 6 Models

“Class 8 industry retail sales for the U.S. and Canada in 2014 are expected to be in a range of 220,000-240,000 vehicles, compared to the 212,000 vehicles sold in 2013. The increased market is due primarily to the ongoing replacement of the aging truck population and improving construction and automotive sectors,” said Dan Sobic, PACCAR executive vice president. “The truck market in 2014 may also benefit from some expansion of industry fleet capacity, reflecting continued strong freight demand,” added Sobic. PACCAR achieved a record 16.2 percent share of the above 16-tonne market in Europe and a 29.7 percent share of the Class 8 North American truck market in 2013.

“Industry truck sales in Brasil in the above 6-tonne segment in 2014 are estimated to be in a range of 140,000-150,000 vehicles compared to 149,000 in 2013. DAF started production in the Ponta Grossa, Brasil, assembly plant in October 2013,” said Marco Davila, DAF Brasil president.

PACCAR Parts Achieves Strong Results

PACCAR’s 16 parts distribution centers support over 2,000 DAF, Kenworth and Peterbilt dealer service locations. PACCAR Parts generated strong quarterly revenues of $726.6 million in the first quarter of 2014, a nine percent increase compared to $667.4 million of revenues achieved in the first quarter of 2013. First quarter 2014 pretax income was $112.1 million, an increase of 18 percent compared to the $95.3 million earned in the first quarter of 2013.

“The growth in PACCAR’s aftermarket part sales has been driven by ongoing investment in distribution, technology and products, including the growth of PACCAR Parts global TRP all-makes brand,” said David Danforth, PACCAR Parts general manager. “Improving fleet utilization and the age of the North American truck fleet are contributing to excellent parts and service business. During 2013, PACCAR completed construction of a new 280,000-square-foot parts distribution center (PDC) in Eindhoven, the Netherlands, established a PDC in Ponta Grossa, Brasil, and doubled the warehouse capacity in the Lancaster, Pennsylvania PDC,” added Danforth.

DAF Launches LF Aerobody

DAF introduced the LF Aerobody, a 12-tonne distribution truck fitted with a PACCAR designed aerodynamic van body. The LF Aerobody is manufactured at Leyland Trucks in Lancashire, United Kingdom. “LF Aerobody customers will benefit from fuel-efficiency improvements of up to eight percent,” shared Ron Augustyn, managing director of Leyland Trucks.

DAF’s New LF Aerobody Truck

PACCAR Enhances Environmental Leadership

Peterbilt, in partnership with Cummins, unveiled their SuperTruck tractor-trailer that achieved 10.7 mpg under real world driving conditions. The goal of the SuperTruck program, initiated by the U.S. Department of Energy (DOE), is to improve Class 8 long-haul vehicle freight efficiency. The program focuses on advanced, highly efficient engine systems and vehicle technologies that meet emissions, safety and other regulatory requirements. In addition to the benefits of improved fuel efficiency, the SuperTruck significantly reduces greenhouse gas emissions. “The Peterbilt SuperTruck exceeded DOE goals for freight efficiency – a key metric based on payload weight and fuel efficiency expressed in tonne-miles per gallon. The SuperTruck achieved an 86 percent improvement in freight efficiency and a 75 percent fuel economy improvement,” said Landon Sproull, Peterbilt chief engineer.

Peterbilt Model 579 SuperTruck

Capital Investments Drive Product Development and Operating Efficiency

PACCAR’s excellent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $5.8 billion in capital projects, innovative products and new technologies during the past decade. Manufacturing capacity expansion of over 15 percent in the last five years and annual productivity improvements have enhanced the capability of the company’s manufacturing and parts facilities. “In 2014, capital expenditures of $300-$350 million are targeted for enhanced powertrain development and increased operating efficiency of our assembly facilities. Research and development expenses are estimated at $200-$250 million this year as Kenworth, Peterbilt and DAF invest in industry-leading products and services to enable our customers to enhance the performance of their businesses,” commented Bob Christensen, PACCAR president and chief financial officer.

Industry Recognition

PACCAR’s engine factory in Columbus, Mississippi, and Peterbilt’s truck factory in Denton, Texas, received Frost & Sullivan’s Manufacturing Leadership Awards in 2014. The Manufacturing Leadership Awards honor companies that are shaping the future of global manufacturing. PACCAR was honored in the ‘Engineering and Production Technology Leadership’ category for the Flexible Engine Machining Line and the Non-Contact Axle Alignment System. Peterbilt was also honored in the ‘Operational Leadership’ category for Lean Assembly Line Management and in the ‘Workplace Leadership’ category for Human-Centered Design.

Automotive News honored PACCAR with their 2014 PACE Innovation Partnership Award. An independent panel of judges evaluated 34 finalists for achievements in collaboration and innovation. PACCAR earned this award for its collaboration with Dow Automotive Systems for the use of structural adhesives in the production of the Kenworth T680 and T880 and the Peterbilt Model 579 and Model 567.

Peterbilt Model 334 (Built in 1939) and Model 579

Peterbilt Celebrates 75 years of Industry Leadership

Peterbilt Motors is celebrating its 75th anniversary this year. In 1939, T.A. Peterman founded Peterbilt in Oakland, California, to manufacture specialized, heavy-duty trucks. Peterbilt has produced more than 800,000 commercial vehicles in its history. “Peterbilt consistently sets high standards for its products and services,” said Darrin Siver, Peterbilt general manager and PACCAR vice president. “The company’s 75-year tradition of excellence and innovation has established an uncompromising focus to deliver the highest levels of product quality, customer satisfaction and return on investment.”

Financial Services Companies Achieve Strong Results

PACCAR Financial Services (PFS) has a portfolio of 161,000 trucks and trailers, with total assets of $11.66 billion. PACCAR Leasing, a major full-service truck leasing company in North America and Europe with a fleet of 35,000 vehicles, is included in this segment. PFS’ first quarter 2014 pretax income was $85.5 million compared to $80.1 million earned in the first quarter of 2013. First quarter 2014 revenues were $293.7 million compared to $293.1 million in 2013. “During the first quarter of 2014, PFS profit increased due to growth in its portfolio,” said Bob Bengston, PACCAR senior vice president. “Dealers and customers appreciate PFS’ commitment to providing technology solutions, excellent customer service and dedicated support of the transportation industry in all phases of the business cycle.”

“PACCAR’s excellent balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 23 countries on four continents,” said Todd Hubbard, PACCAR Financial Corp. president. “A growing asset base and excellent portfolio performance are generating improved earnings.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 29, 2014, at 8:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through May 7, 2014. PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended March 31
	2014	2013
Truck, Parts and Other:
Net sales and revenues	$4,086.2	$3,631.2
Cost of sales and revenues	3,595.5	3,189.3
Research and development	52.7	72.1
Selling, general and administrative	121.4	117.7
Interest and other expense, net	1.4	1.5

Truck, Parts and Other Income Before Income Taxes	315.2	250.6
Financial Services:
Revenues	293.7	293.1
Interest and other	180.9	183.0
Selling, general and administrative	23.6	23.5
Provision for losses on receivables	3.7	6.5

Financial Services Income Before Income Taxes	85.5	80.1
Investment income	5.8	6.5

Total Income Before Income Taxes	406.5	337.2
Income taxes	132.6	101.1

Net Income	$273.9	$236.1

Net Income Per Share:
Basic	$.77	$.67

Diluted	$.77	$.67

Weighted Average Shares Outstanding:
Basic	354.9	354.0

Diluted	356.0	354.8

Dividends declared per share	$.20	$.20

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31 2014	December 31 2013
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$2,461.6	$2,925.2
Trade and other receivables, net	1,186.9	1,019.6
Inventories, net	958.0	813.6
Property, plant and equipment, net	2,508.6	2,513.3
Equipment on operating lease and other	1,826.0	1,823.7
Financial Services Assets	11,656.5	11,630.1

	$20,597.6	$20,725.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$4,217.6	$4,302.0
Current portion of long-term debt		150.0
Financial Services Liabilities	9,516.5	9,639.2
STOCKHOLDERS’ EQUITY	6,863.5	6,634.3

	$20,597.6	$20,725.5

Common Shares Outstanding	354.7	354.3

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Three Months Ended March 31	2014	2013
OPERATING ACTIVITIES:
Net income	$273.9	$236.1
Depreciation and amortization:
Property, plant and equipment	65.2	45.0
Equipment on operating leases and other	154.6	139.7
Net change in trade receivables, inventory and payables	(124.5)	(41.1)
Net increase in wholesale receivables on new trucks	(58.1)	(14.4)
All other operating activities, net	(25.4)	18.7

Net Cash Provided by Operating Activities	285.7	384.0
INVESTING ACTIVITIES:
Payments for property, plant and equipment	(80.3)	(138.4)
Acquisitions of equipment for operating leases	(182.9)	(251.5)
Net increase in financial services receivables	(8.6)	(15.4)
Net decrease (increase) in marketable securities	12.8	(19.0)
Proceeds from asset disposals	83.4	82.8

Net Cash Used in Investing Activities	(175.6)	(341.5)
FINANCING ACTIVITIES:
Payments of cash dividends	(389.7)	(70.7)
Proceeds from stock compensation transactions	11.6	7.6
Net (decrease) increase in debt	(190.0)	25.7

Net Cash Used in Financing Activities	(568.1)	(37.4)
Effect of exchange rate changes on cash	(2.2)	(16.1)

Net Decrease in Cash and Cash Equivalents	(460.2)	(11.0)
Cash and cash equivalents at beginning of period	1,750.1	1,272.4

Cash and cash equivalents at end of period	$1,289.9	$1,261.4

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended March 31
	2014	2013
Sales and Revenues:
Truck	$3,329.2	$2,933.3
Parts	726.6	667.4
Financial Services	293.7	293.1
Other	30.4	30.5

	$4,379.9	$3,924.3

Pretax Profit:
Truck	$212.3	$165.0
Parts	112.1	95.3
Financial Services	85.5	80.1
Investment Income and Other	(3.4)	(3.2)

	$406.5	$337.2

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended March 31
	2014	2013
United States and Canada	$2,566.9	$2,184.8
Europe	1,259.6	1,122.0
Other	553.4	617.5

	$4,379.9	$3,924.3